Exhibit 11.


               KVH Industries, Inc.
       Computation of net earnings per share
       (in thousands, except per share data)
                    (Unaudited)

                                                     For three months ended
                                                            March 31,
                                                        1998         1997
Calculation of earnings per share  - basic
Net income (loss)                                        $(897)       604

Shares:
Common stock outstanding                                 7,086      7,014


Net income (loss) per common share - basic             $(0.13)       0.09
                                                        ======       ====


Calculation of earnings per share  - diluted

Net income (loss)                                        $(897)       604
                                                         =====        ===

Shares:
Common stock outstanding                                7,086       7,014

Additional shares assuming conversion of:
stock options and warrants                                 0          478

  Average common shares outstanding and equivalents     7,086       7,492


Net income (loss) per common share - diluted          $ (0.13)       0.08
                                                        ======       ====


         See the accompanying notes to consolidated financial statements.